UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
February 9, 2006
(Date of Report/Date of earliest event reported)

SENSIENT TECHNOLOGIES CORPORATION
(Exact name of registrant as specified in its charter)

WISCONSIN (State or other jurisdiction of incorporation)	1-7626 (Commission File Number)	39-0561070 (IRS Employer Identification No.)
777 East Wisconsin Avenue
Milwaukee, Wisconsin 53202-5304
(Address and zip code of principal executive offices)
(414) 271-6755
(Registrant’s telephone number, including area code)
N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01. Entry into a Material Definitive Agreement.
On February 9, 2006, acting on the recommendation of the Compensation and Development Committee, the Board awarded discretionary bonuses to its executive officers in the amounts described below. Although the awards are significantly lower than the officers would have earned under the Company’s Management Incentive Plans had the Company’s 2005 earnings targets been achieved, the Board determined that these bonuses were appropriate in light of unanticipated expenses that were beyond the Company’s control, accomplishments that were not measured by the incentive plans, and the fact that no other bonuses were awarded for 2004 and 2005.
The discretionary bonus payments were $332,775 to Mr. Manning, $123,825 to Mr. Hobbs, $98,400 to Mr. Pickles, $83,525 to Mr. Hammond, $82,550 to Mr. Carney, and $903,368 to all executive officers as a group.
ITEM 5.03. Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.
On February 9, 2006, the Nominating and Corporate Governance Committee finalized its recommendation of eight candidates for nomination as directors at the upcoming annual meeting of shareholders to be held on April 27, 2006. It also recommended that the full Board amend the Bylaws, effective on the date of the annual meeting, to reduce the size of the Board from nine to eight directors, with the expectation that the size of the Board may be increased back to nine to permit appointment of a new executive to the Board after the Company has identified and retained a new President and Chief Operating Officer as contemplated by the Company’s succession development plan.
In accordance with these recommendations, the Board amended the first sentence of Section 3.2(a) of the Bylaws to provide that effective April 27, 2006, the number of directors of the corporation shall be eight (8).
ITEM 9.01. Exhibits
     Exhibit 3.1(ii)    Amendment to Section 3.2(a) of Sensient’s Bylaws.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SENSIENT TECHNOLOGIES
CORPORATION

(Registrant)

By:	/s/ John L. Hammond

Name:	John L. Hammond

Title:	Vice President, Secretary and
General Counsel

Date: February 14, 2006

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